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                                  EXHIBIT 99.1
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WORLD DIAGNOSTICS, INC. ANNOUNCES MEDPHARM EXERCISES ITS ``PUT'' OPTION

Wednesday January 22, 3:40 pm ET

ALEXANDRIA, Va.--(BUSINESS WIRE)--Jan. 22, 2003--World Diagnostics, Inc. (OTCBB:WDGI - News), www.worlddiagnostics.com, a pioneering global provider of
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medical  diagnostic  tests  and  specialized  laboratory  products  for  the international marketplace, formally announced today that MedPharm LLC has exercised the "put" option under its investment agreement of September 2002. By exercising its "put" option, MedPharm no longer will have a 15% equity stake in WDI, but will become a creditor. MedPharm, a privately owned generic pharmaceutical company, entered into the investment agreement as part of a strategic alliance to cross-market rapid diagnostic tests to its customers, and for WDI to introduce generic pharmaceuticals to its customer base.

"MedPharm plans to continue its alliance, while WDI seeks to find a strategic investor and/or buyer of its assets. On January 15th, 2003, WDI announced that it was seeking an investor and/or buyer for its assets because it was no longer able to service its debt and meet working capital requirements. The exercise of MedPharm's `put' option adds $225,000 to WDI's current liabilities, which are approximately $2.0 million as compared to its current assets, which are approximately $300,000. This adds further complexities to an already existing structural problem for WDI," commented Barry Peters, WDI's Chairman.

"WDI must find a financial partner that recognizes the many valuable intangible assets that the Company has developed over the past several years. Much like a real estate developer who has acquired the land, created the architectural plans, and invested in laying down all the basic infrastructure and improvements, but needs a construction loan to complete the build-out and make sales and realize profits, WDI needs a financial partner to take the project to the next stage where the assets it has developed can begin to generate positive cash flow," said Peters.

"Management believes that the business that has been created represents a unique opportunity that is especially timely for the global health marketplace. While many other small companies have fallen by the wayside, WDI has made real progress in building inroads into these markets and creating its business model for expansion by a larger company. The main issue now is timing. Things are pretty tight right now. If WDI is able to obtain financial backing, it can fulfill its vision. On the other hand, if it cannot, it may have no alternative but to liquidate. We simply cannot predict the outcome at this time," said Peters.

The Company: WDI is a global provider of medical products for the international marketplace, specializing in diagnostic tests and laboratory products. WDI's initial development centers on medical diagnostic products that address the growing demand for identifying and treating infectious diseases, and other global health concerns. The Company has established inroads and a market presence in 84 countries, and a multi-channel marketing platform for medical and health related products. WDI has a recognized corporate identity and a registered brand name for its products that are sold through a distributor network, joint ventures, direct to governments and to end-users through its web site, www.GLOBALeMED.com.
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Distribution  Network:  WDI's  revenues are derived from an extensive network of independent distributors and a group of 27 localized web-enabled distributor/ partners who are the agents for WDI's e-commerce system. These distributors represent a base of revenues, primarily in Latin America, Africa, Asia, Eastern and Central Europe. Many of these distributors characteristically specialize in a particular area, though some distribute other medical products. WDI has a database of distributors and end-user customers that are comprised of physicians, hospitals, clinics, pharmacies, and laboratories.

Products: WDI offers a comprehensive range of diagnostic products at a single source, and has developed a full line of its own branded products, manufactured to specifications by FDA-approved suppliers. The Company's product line includes a range of medical diagnostic test kits, including cardiac and cancer marker tests, sexually transmitted disease tests for chlamydia, gonorrhea, HIV and syphilis, and infectious disease tests for cholera, dengue fever, hepatitis, malaria, tuberculosis and rubella. Among WDI's assets are its registration and license qualifications in the various countries where WDI products are sold, and a brand identity. WDI maintains technical support from a WDI technician by phone, fax or 24-hour online service capability.

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Web  Site:  WDI's  GLOBALeMED system is a multi-faceted e-commerce platform that offers its distributor network, and the end-user customer, a broad spectrum of diagnostic products. It is a multilingual, multi-cultural web site that addresses local business practices and customs. Localized web sites are represented by stocking distributor/partners who are accessible at their own web address. WDI hosts 27 localized web sites in various countries. Each site is self-administered by a WDI distributor/partner and provides online technical support, training, protocols, and demonstration videos, links to local medical societies and medical information resources, and 24-hour access to multilingual medical technicians.

MedPharm Strategic Alliance: In October 2002, WDI formed a strategic marketing alliance with MedPharm LLC, a pharmaceutical company with manufacturing and warehouse facilities in Europe and Latin America. MedPharm manufactures generic pharmaceutical products under its own label. MedPharm provides the most frequently used pharmaceuticals including all of the generic drugs and pharmaceuticals on the World Health Organization's Essential Drugs list, plus basic medical supplies and equipment for hospitals and clinics. The goal of the alliance is to both diagnose and treat diseases with affordable products efficiently distributed to doctors, hospitals, clinics and other medical organizations that serve the healthcare needs of the global marketplace.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the assumptions and involve risk and uncertainties, which may affect World Diagnostics, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.



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